Filed Pursuant to Rule 424(b)(7)
Registration No. 333-259270

PROSPECTUS SUPPLEMENT

4,500,000 Shares

TD SYNNEX Corporation

Common Stock

This prospectus supplement relates to the resale of up to an aggregate of 4,500,000 shares of common stock of TD SYNNEX Corporation, a Delaware corporation, by certain entities managed by affiliates of Apollo Global Management, Inc. (collectively, the “Selling Stockholders”). We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “SNX.” On January 25, 2023, the last reported sale price for our common stock on the NYSE was $107.88 per share.

We intend to purchase from the underwriters 900,000 shares of our common stock offered in this offering at the offering price as part of our existing stock repurchase program (the “Concurrent Share Repurchase”). See “Concurrent Share Repurchase,” beginning on page S-8 of this prospectus supplement.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as those contained in the accompanying prospectus and in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$97.0000	$436,500,000
Underwriting discount(1)	$3.6375	$13,095,000
Proceeds, before expenses, to the Selling Stockholders(1)	$93.3625	$423,405,000

(1)	No underwriting discount will be paid on the 900,000 shares of our common stock sold to us in the Concurrent Share Repurchase. See “Underwriting (Conflicts of Interest).”

The underwriters may also purchase up to an additional 675,000 shares from the Selling Stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares against payment in New York, New York on or approximately January 30, 2023.

Book-Running Managers

Goldman Sachs & Co. LLC	Barclays		Citigroup

BofA Securities	Mizuho	RBC Capital Markets	Apollo Global Securities

BNP PARIBAS	HSBC	MUFG	Wells Fargo Securities

Co-Managers

Academy Securities	Siebert Williams Shank

January 25, 2023

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a registration statement that was filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. This prospectus supplement may add, update, or change information contained in the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In addition, in this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. If the information contained in this prospectus supplement differs or varies from, or is inconsistent with, the information contained in the accompanying prospectus, or the information contained in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on the information set forth in this prospectus supplement.

Neither we, the Selling Stockholders, nor the underwriters have authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. Neither we, the Selling Stockholders, nor the underwriters take any responsibility for, and can provide any assurance as to the reliability of, any other information that others may provide.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus before investing in our common stock.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein or therein are the property of their

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respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein or therein may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement or the accompanying prospectus supplement by any person in any jurisdiction if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical, and general publications, government data and similar sources.

In this prospectus supplement, except as otherwise indicated or unless the context otherwise requires, (i) both “Issuer” and “TD SYNNEX” refer to TD SYNNEX Corporation and not to any of its subsidiaries, and (ii) “we,” “us,” “our,” and the “Company” each refer to TD SYNNEX Corporation and its subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus, or incorporated by reference herein and therein, and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all the information that you should consider before investing. Before investing in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” and the financial statements and accompanying notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We are a Fortune 200 corporation and a leading provider of a comprehensive range of distribution, systems design, and integration services for the technology industry.

We distribute PC systems, mobile phones and accessories, printers, peripherals, information technology (“IT”) systems including data center server and storage solutions, system components, software, networking, communications and security equipment, consumer electronics and complementary products. We also provide systems design and integration solutions. We distribute more than 200,000 technology products (as measured by active SKUs) from more than 1,500 original equipment manufacturers, as well as suppliers of next-generation technologies and delivery models such as converged and hyper-converged infrastructure, the cloud, security, big data/analytics/Internet of things and services. Our products are marketed globally to an active reseller base of more than 150,000 resellers, system integrators, and retailers. We purchase peripherals, IT systems, system components, software, networking, communications and security equipment, consumer electronics and complementary products from our suppliers and sell them to our reseller and retail customers. We perform a similar function for our distribution of licensed software products. Our reseller customers include value-added resellers, corporate resellers, government resellers, system integrators, direct marketers, retailers and managed service providers. We provide our vendors with access to large and highly fragmented markets such as small- and medium-sized businesses and serve as a variable, cost effective route to market for our vendors by providing them with access to resellers and end-users. We combine our core strengths in distribution with demand generation, supply chain management and design and integration solutions to help our customers achieve greater efficiencies in time to market, cost minimization, real-time linkages in the supply chain and aftermarket product support. We also provide comprehensive IT solutions in key vertical markets such as government and healthcare and we provide specialized service offerings that increase efficiencies in the areas of global computing components, logistics services and supply chain management. Additionally, we provide our customers with systems design and integration solutions for data center servers and networking solutions built specific to our customers’ workloads and data center environments.

Corporate Information

We have been in business since 1980 and have headquarters in both Clearwater, Florida and Fremont, California. We were originally incorporated in the State of California as COMPAC Microelectronics, Inc. in November 1980, and we changed our name to SYNNEX Information Technologies, Inc. in February 1994. We later reincorporated in the State of Delaware under the name of SYNNEX Corporation in October 2003. As a result of the Mergers (as defined below), on October 22, 2021, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Restated Certificate of Incorporation to change our corporate name from SYNNEX Corporation to TD SYNNEX Corporation, effective November 3, 2021. As of November 30, 2022, we had approximately 23,500 full-time co-workers worldwide. Our common stock is listed on The New York Stock Exchange under the symbol “SNX.” Our principal executive offices are located at 44201 Nobel Drive, Fremont, California 94538, and our telephone number is (510) 656-3333.

Merger Transactions

On September 1, 2021, we completed our acquisition of Tiger Parent (AP) Corporation, a Delaware Corporation (“Tiger Parent”), which is the parent corporation of Tech Data Corporation, a Florida corporation (“Tech Data”). The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2021 by and among SYNNEX Corporation, Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of SYNNEX Corporation (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of SYNNEX Corporation (“Merger Sub II”), and Tiger Parent, pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub I merged with and into Tiger Parent (the “Initial Merger”), with Tiger Parent surviving the Initial Merger as a wholly owned subsidiary of SYNNEX Corporation (such surviving corporation, the “Surviving Corporation”), followed immediately by the merger of the Surviving Corporation with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX Corporation.

Recent Developments

Cash Dividends to Common Stockholders

On January 10, 2023, we announced a cash dividend of $0.35 per share to stockholders of record as of January 20, 2023, payable on January 27, 2023.

Stock Repurchase Program

In January 2023, our board of directors authorized a new three-year $1.0 billion share repurchase program, replacing the prior $400.0 million share repurchase program. The timing and amount of any additional shares repurchased will be determined by us based on our evaluation of market conditions and other factors and will be made in accordance with applicable securities laws in either the open market or in privately negotiated transactions. We are not obligated to purchase any shares under the program, and the program may be modified, suspended, or discontinued at any time. The actual timing, number and share price of shares repurchased will depend on a number of factors, including the market price of our outstanding common stock, general market and economic conditions, and applicable legal requirements. The stock repurchase program is expected to be funded by cash on hand and future cash generated from ongoing operations.

Concurrent Share Repurchase

We regularly evaluate alternatives to deliver value to our stockholders and optimize our capital structure, including alternatives that utilize our existing stock repurchase program, under which we are currently authorized to repurchase up to $1.0 billion of shares of our common stock.

We intend to purchase from the underwriters 900,000 shares of our common stock offered in this offering at the offering price as part of our existing stock repurchase program (the “Concurrent Share Repurchase”).

The terms and conditions of the Concurrent Share Repurchase were reviewed and approved by the audit committee of our board of directors, comprised of independent and disinterested directors. The Concurrent Share Repurchase will be made under our existing $1.0 billion share repurchase program and will reduce the remaining amount available for purchase. The Concurrent Share Repurchase will be funded from our existing cash on hand. The underwriters will not receive any underwriting discounts for the shares being repurchased by us. See “Concurrent Share Repurchase,” beginning on page S-8 of this prospectus supplement.

THE OFFERING

Common stock offered by the Selling Stockholders	4,500,000 shares (or 5,175,000 shares if the underwriters exercise their option to purchase additional shares in full as described below)

Concurrent Share Repurchase	We intend to purchase from the underwriters 900,000 shares of our common stock offered in this offering at the offering price as part of our existing stock repurchase program. See “Concurrent Share Repurchase.”

Common stock to be outstanding immediately after the offering and the Concurrent Share Repurchase	94,612,582 shares

Option to purchase additional shares	The Selling Stockholders have granted the underwriters an option exercisable for 30 days from the date of this prospectus supplement to purchase up to an additional 675,000 shares of common stock from the Selling Stockholders.

Use of proceeds	All of the shares of common stock being offered under this prospectus are being sold by the Selling Stockholders. Accordingly, we will not receive any proceeds from the sale of these shares.

Dividend	We have declared a dividend of $0.35 per share to holders of record as of January 20, 2023. Purchasers in this offering will not be holders of record on such date and therefore will not be entitled to such dividend.

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-5 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Conflicts of Interest	Apollo Global Securities, LLC, an underwriter of this offering, is receiving a portion of the gross spread of this offering and is an affiliate of the Selling Stockholders. Since the Selling Stockholders will receive more than 5% of the net proceeds of this offering, a “conflict of interest” is deemed to exist under Rule 5121 of the Financial Industry Regulation Authority. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, Apollo Global Securities, LLC will not confirm sales to discretionary accounts without the prior written consent of the account holder. See “Underwriting (Conflicts of Interest).”

The number of shares of common stock that will be outstanding immediately after this offering and the Concurrent Share Repurchase is based on 95,512,582 shares of common stock outstanding as of November 30, 2022 and excludes:

•	677,466 shares of common stock issuable upon the exercise of options outstanding as of November 30, 2022;

•	1,104,226 shares of common stock issuable upon vesting of restricted stock awards outstanding as of November 30, 2022;

•	553,358 shares of common stock issuable upon vesting of restricted stock units outstanding as of November 30, 2022; and

•	4,904,192 shares of common stock reserved for future issuance as of November 30, 2022 under our compensation plans.

Except as otherwise noted, the information in this prospectus supplement assumes the following:

•	no exercise by the underwriters of their option to purchase additional shares; and

•	no exercise of the outstanding options described above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments thereto reflected in subsequent filings, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus, and all of the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Sales or the availability for sale of a substantial number of shares of our common stock in the public market could cause our stock price to be volatile or fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could abruptly depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of November 30, 2022, we had approximately 95,512,582 shares of our common stock issued and outstanding, 45.0% of which is held by the Selling Stockholders. We, the Selling Stockholders and all of our executive officers and directors have agreed that, for a period of 60 days after the date of this prospectus, we and they will not, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. See “Underwriting (Conflicts of Interest).” Following the expiration of the applicable lock-up period, all of the issued and outstanding shares of our common stock will be eligible for future sale, subject to applicable volume, manner of sale, holding periods, and other limitations of Rule 144. Goldman Sachs & Co. LLC on behalf of the underwriters may, in its sole discretion, release all or any portion of the shares subject to lock-up agreements at any time and for any reason. In addition, the Selling Stockholders have certain registration rights that require us to register the sale of common stock held by them, including in connection with underwritten offerings.

The availability for sale of a large number of shares of our common stock in the public market upon expiration of the lock-up agreements, or the early release of any lock-up agreements, could increase the potential for stock price volatility or cause the price of our common stock to decline. Even if we put strategies in place to attempt to address potential or actual volatility, the effectiveness of such strategies is uncertain.

In addition, certain of the Selling Stockholders have pledged a significant number of the shares of common stock held by them pursuant to margin loan agreements, and any foreclosure upon those shares could result in sales of a substantial number of shares of our common stock in the public market, which could substantially decrease the market price of our common stock.

Our bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or agent of the corporation to the corporation or the corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General

Corporation Law or the bylaws or the certificate of incorporation or (iv) any action asserting a claim governed by the internal affairs doctrine or asserting an ”internal corporate claim”. This choice of forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum that such stockholder views as more favorable for such disputes which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements included in this prospectus or information and other documents incorporated by reference herein are based on various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include terms such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar or the negative of such expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. You should not place undue reliance on these forward-looking statements. We discuss in greater detail in, and in the documents incorporated by reference into, this prospectus supplement and the accompanying prospectus, many of these risks, uncertainties, and assumptions, including under the heading “Risk Factors.” Additional cautionary statements or discussions of risks, uncertainties and assumptions that could cause our actual results to differ materially from those described in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 3 of the prospectus, and under Part I, Item 1A, Risk Factors, of our Annual Report on Form 10-K for the period ended November 30, 2022 incorporated by reference in this prospectus.

Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus, or any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus speaks only as of the date on which it was made. Except as required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus supplement, the accompanying prospectus, and the documents that we incorporated by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CONCURRENT SHARE REPURCHASE

We intend to purchase from the underwriters 900,000 shares of our common stock offered in this offering at the offering price as part of our existing stock repurchase program. The terms and conditions of the Concurrent Share Repurchase were reviewed and approved by the audit committee of our board of directors, comprised of independent and disinterested directors. The Concurrent Share Repurchase will be made under our existing $1.0 billion share repurchase program and will reduce the remaining amount available for purchase. The Concurrent Share Repurchase will be funded from our existing cash on hand. The underwriters will not receive any underwriting discount for the shares being repurchased by us.

USE OF PROCEEDS

All of the shares of common stock being offered hereby are being sold by the Selling Stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from this offering. We have agreed to pay all expenses relating to registering the shares of common stock. See “Selling Stockholders.”

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our shares of common stock as of January 20, 2023, before and after giving effect to this offering by the Selling Stockholders (including the Concurrent Share Repurchase).

The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The address for the beneficial owner is set forth in the footnote to the table.

Percentage computations are based on 95,512,582 shares of our common stock outstanding as of November 30, 2022 before giving effect to the Concurrent Share Repurchase, and 94,612,582 shares of our common stock outstanding after giving effect to the purchase of 900,000 shares in the Concurrent Share Repurchase.

	Shares of Common Stock Beneficially Owned Before the Offering and the Concurrent Share Repurchase		Shares of Common Stock to be Sold in the Offering Assuming Underwriters’ Option is Not Exercised (1)	Shares of Common Stock to be Sold in the Offering Assuming Underwriters’ Option is Exercised (1)	Shares of Common Stock Beneficially Owned After the Offering (Including the Concurrent Share Repurchase) Assuming Underwriters’ Option is Not Exercised (2)		Shares of Common Stock Beneficially Owned After the Offering (Including the Concurrent Share Repurchase) Assuming Underwriters’ Option is Exercised (2)
	Number	Percent	Number	Number	Number	Percent	Number	Percent
Entities managed by affiliates of Apollo Global Management, Inc. (3)	42,977,877	45.0%	4,500,000	5,175,000	38,477,877	40.7%	37,802,877	40.0%

(1)	Represents the number of shares offered by the Selling Stockholders pursuant to this prospectus supplement.
(2)

Assumes that each Selling Stockholder disposes of all of the shares of common stock covered by this prospectus supplement and does not acquire beneficial ownership of any additional shares. This also gives effect to the Concurrent Share Repurchase.

(3)

Tiger Parent Holdings, L.P. (“Tiger Holdings”), AP IX Tiger Holdings, L.P. (“AP IX Tiger”), AP IX Tiger Co-Invest II, L.P. (“Tiger Co-Invest”) and AP IX Tiger Co-Invest (ML), L.P. (“Tiger Co-Invest ML”) each hold shares of the Company. The shares of common stock to be sold in this offering are held by AP IX Tiger, Tiger Co-Invest, and Tiger Co-Invest ML.

Tiger Parent Holdings GP, LLC (“Tiger GP”) is the general partner of Tiger Holdings. AP IX Tiger is the sole member of Tiger GP. AP IX Tiger Co-Invest (ML) GP, LLC (“Tiger Co-Invest ML GP”) is the general partner of Tiger Co-Invest ML. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of each of AP IX Tiger and Tiger Co-Invest, and the sole member of Tiger Co-Invest ML GP. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo

Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Each of the entities listed herein, other than Tiger Holdings, AP IX Tiger, Tiger Co-Invest, and Tiger Co-Invest ML, disclaims beneficial ownership of any shares of the common stock owned of record by Tiger Holdings, AP IX Tiger, Tiger Co-Invest, and Tiger Co-Invest ML, except to the extent of any pecuniary interest therein. The address of the principal office of each of Tiger GP, Tiger Co-Invest ML GP, and AP IX Tiger GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of each of Tiger Holdings, AP IX Tiger, Tiger Co-Invest, Tiger Co-Invest ML, and Management Holdings is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of each of Management IX, AIF IX LLC, Apollo LP, Management GP, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.

Material Relationships with Selling Stockholders

Apollo

Apollo Global Management, Inc. (“Apollo” and, together with its affiliates (including the Selling Stockholders), the “Apollo Entities”) is an affiliate of the Company. Without giving effect to this offering or to the Concurrent Share Repurchase, as of November 30, 2022, the Apollo Entities beneficially owned approximately 45.0% of outstanding shares of our common stock, and, after giving effect to this offering and the Concurrent Share Repurchase, the Apollo Entities will beneficially own approximately 40.7% of outstanding shares of our common stock (or approximately 40.0% of outstanding shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full).

The Apollo Entities acquired these shares from us in connection with our acquisition of Tiger Parent, the indirect parent entity of Tech Data. Such shares of common stock were sold and issued by us to the Apollo Entities pursuant to the terms and subject to the conditions of the Merger Agreement. Additionally, in connection with the completion of the Mergers, we entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Tiger Holdings, an affiliate of Apollo. Pursuant to the Investor Rights Agreement, the Apollo Entities have the right to nominate (i) up to four directors if the Apollo Entities own 30% or more of the outstanding shares of our common stock, (ii) up to three directors if the Apollo Entities own between 20% and 30% of the outstanding shares of our common stock, (iii) up to two directors, if the Apollo Entities own between 10% and 20% of the outstanding shares of our common stock or (iv) up to one director, if the Apollo Entities own between 5% and 10% of the outstanding shares of our common stock (such directors nominated by the Apollo Entities, the “Apollo Directors”). The current Apollo Directors are Robert Kalsow-Ramos, Nayaki Nayyar, Matthew Nord, and Merline Saintil. The Investor Rights Agreement also provides that, of the remaining directors who are not Apollo Directors, one director shall be the then-serving Chief Executive Officer of the Company, currently Richard Hume, and the other directors will be nominated in accordance with the provisions of our bylaws and Certificate of Incorporation. The Apollo Directors must fulfill their pro rata portion of any diversity requirements pursuant to law, stock exchange rules, or other regulatory requirements based on the percentage of our board of directors consisting of Apollo Directors.

Under the Investor Rights Agreement, we have waived the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to the Apollo Directors and Apollo Entities, so long as such person is not an employee of the Company or our subsidiaries (the “Covered Persons”). Specifically, we agreed that the Covered Persons do not have a duty to refrain from: (i) investing in or conducting any business of any kind, (ii) doing business with our or any of our affiliates’ clients, customers, vendors or lessors, or (iii) making any investments in any kind of property in which we may make investments. Further, we agreed, among other things, subject to any express agreement otherwise that may from time to time be in effect, that if a Covered Person acquires knowledge of a potential transaction which may constitute a corporate opportunity for both (a) the Covered Person outside of his or her capacity as a member of our board of directors and (b) the Company, then the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to us, and we renounced any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as a member of our board of directors, or as expressly agreed otherwise.

In addition, we granted the Apollo Entities certain registration rights pursuant to the Investor Rights Agreement. Subject to several exceptions, including our right to defer a demand registration, underwritten shelf registration or non-underwritten shelf registration under certain circumstances, the Apollo Entities have the right to require us to register the sale of the shares of common stock held by them on Form S-3, subject to offering size and other restrictions. The Apollo Entities also have the right to request marketed and non-marketed underwritten offerings using a shelf registration statement.

If we propose to file certain types of registration statements under the Securities Act with respect to an offering of shares of common stock (including for sale by us or at the request of any holder of registration rights), then we will be required to offer the Apollo Entities the opportunity to register any number of shares of common stock that they request, on the terms and conditions set forth in the Investor Rights Agreement (customarily known as “piggyback rights”).

The registration rights granted under the Investor Rights Agreement are subject to customary restrictions including, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter or underwriters.

All expenses of registration under the Investor Rights Agreement, including the legal fees of counsel chosen by the Apollo Entities, but excluding all applicable underwriting fees, discounts and similar charges, will be paid by us.

Any sales in the public market of any shares of common stock registrable pursuant to the registration rights granted under the Investor Rights Agreement could depress the market price of our shares of common stock. See “Risk Factors—Sales or the availability for sale of a substantial number of shares of our common stock in the public market could cause our stock price to be volatile or fall.”

The Investor Rights Agreement also contains customary indemnification and contribution provisions.

This offering is being made pursuant to the registration rights granted under the Investor Rights Agreement.

Our director Robert Kalsow-Ramos is a Partner, Private Equity at Apollo and our director Matthew Nord is a Partner and Co-Head of Private Equity at Apollo.

For more information on these relationships, please refer to the 2022 Annual Report, which is incorporated herein by reference.

We intend to purchase from the underwriters 900,000 shares of our common stock offered in this offering at the offering price as part of our existing stock repurchase program. See “Concurrent Share Repurchase.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our common stock sold pursuant to this offering. This discussion does not address all aspects of U.S. federal income tax considerations relating thereto. This discussion also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, nor under U.S. federal gift and estate tax laws, except to the limited extent provided below. For the purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement and the accompanying prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any estate or gift tax consequences, except to the limited extent provided below, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code, holders subject to the alternative minimum tax or the Medicare contribution tax, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an IRS ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange, or Other Disposition of Our Common Stock.” Any such distribution will also be subject to the tax treatment described below under the heading “FATCA Withholding.”

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of our common stock generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence or (b) a properly executed IRS Form W-8ECI stating that the dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange, or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) (or such lower rate as may be specified by an applicable income tax treaty) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation.” Generally, a corporation is a United States real property holding corporation only if the fair market value of its U.S. real property interests (as defined in the Code and applicable U.S. Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a United States real property holding corporation, or that we are likely to become one in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Regardless of whether our common stock is currently treated as being regularly traded on an established securities market within the meaning of the applicable U.S. Treasury Regulations, no assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder the gross amount of distributions on our common stock paid to such holder, whether or not such distribution is a dividend for U.S. federal income tax purposes, and the tax withheld, if any, with respect to such distributions. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or successor form), or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person),

•	a “controlled foreign corporation” for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business, or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Code, U.S. Treasury Regulations and other applicable guidance, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules and (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity, or otherwise qualifies for an exemption from these rules. U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from any sale or other disposition of shares of stock of a U.S. corporation, previously scheduled to apply beginning January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

We, the Selling Stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table, which includes the shares subject to the Concurrent Share Repurchase, see “Concurrent Share Repurchase.” Goldman Sachs & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	1,043,980
Barclays Capital Inc.	626,389
Citigroup Global Markets Inc.	626,389
BofA Securities, Inc.	338,088
Mizuho Securities USA LLC	338,088
RBC Capital Markets, LLC	338,088
Apollo Global Securities, LLC	326,742
BNP Paribas Securities Corp.	204,214
HSBC Securities (USA) Inc.	204,214
MUFG Securities Americas Inc.	204,214
Wells Fargo Securities, LLC	204,214
Academy Securities, Inc.	22,690
Siebert Williams Shank & Co., LLC	22,690

Total	4,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 675,000 shares from the Selling Stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

We intend to purchase from the underwriters 900,000 shares of our common stock offered in this offering at the offering price as part of our existing stock repurchase program. See “Concurrent Share Repurchase.”

The following table shows the per share and total underwriting discount and commissions to be paid to the underwriters by the Selling Stockholders. The underwriters will not receive any underwriting discount for the shares being repurchased by us pursuant to the Concurrent Share Repurchase. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 675,000 additional shares.

	No Exercise	Full Exercise
Per Share (1)	$3.6375	$3.6375
Total (1)	$13,095,000.00	$15,550,312.50

(1)

No underwriting discount will be paid on the 900,000 shares of our common stock sold to us in the Concurrent Share Repurchase, and accordingly the underwriters will pay the public offering price to the Selling Stockholders on such shares of our common stock.

The shares that are not subject to the Concurrent Share Repurchase sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $2.1825 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, the Selling Stockholders and all of our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters.

The lock-up agreement applicable to us is subject to certain specified exceptions, including: (i) any issuance of common stock, options to purchase shares of common stock, restricted stock units and any other equity incentive compensation issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans described in this prospectus supplement; (ii) common stock issued upon exercise of outstanding options, warrants or rights, whether or not issued under one of those plans, and common stock issued upon the exercise of options or the settlement of restricted stock units granted under such plans or under equity plans or similar plans of companies acquired by us in effect on the date of acquisition; and (iii) any issuance of common stock upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus supplement.

The lock-up agreements applicable to the Selling Stockholders and all of our directors and executive officers are subject to specified exceptions, including: (i) bona fide gifts; (ii) transfers to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party; (iii) transfers by will or intestacy; (iv) transfers to a partnership, limited liability company or other entity in which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all the outstanding equity securities or similar interests; (v) transfers by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement; (vi) open market transactions after the completion of this offering or transfers to the underwriters in this offering; (vii) (A) the exercise of stock options solely with cash granted pursuant to equity incentive plans described in this prospectus supplement, and the receipt by the lock-up party from us of shares of common stock upon such exercise; (B) transfers to us upon the “net” or “cashless” exercise of stock options or other equity awards granted pursuant to equity incentive plans; (C) transfers for the primary purpose of satisfying any tax or other governmental withholding obligation with respect to any award of equity-based compensation granted pursuant to our equity incentive plans described in this prospectus supplement; or (D) forfeitures to us to satisfy tax withholding requirements of the lock-up party or us upon the vesting, during the restricted period, of equity-based awards granted under equity incentive plans or pursuant to other stock purchase arrangements, in each cased described in this prospectus supplement; (viii) a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our capital stock; (ix) transfers to us in connection with the repurchase by us of shares of common stock or other securities pursuant to a repurchase right arising upon the termination of a lock-up party’s employment with us; (x) (A) the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act; or (B) transfers pursuant to an existing 10b5-1 trading plan, provided that no such transfers shall be made prior to the closing date of this offering; (xi) if the lock-up party is a corporation, partnership, limited liability company or other business entity, (A) distributions to limited and general partners, members, stockholders or holders of similar interests or (B) transfers to affiliates (as defined in Rule 405 of the Securities Act); (xii) the pledge of shares of common stock as collateral or security pursuant to the Margin Loan Agreements dated as of March 3, 2022 among entities affiliated with Apollo, the lenders party thereto and Barclays Bank plc, and any refinancing or other modification of such margin loan financing or any transfer upon foreclosure or thereafter upon such shares; (xiii) transfers from an escrow account administered by Tiger Parent Holdings GP, LLC to members of our management in accordance with resolutions adopted on August 26, 2021 by Tiger Parent Holdings GP, LLC; or (xiv) transfers to the lock-up party’s employer or any affiliate of the lock-up party’s employer as compensation in his or her capacity as a member of our board of directors; provided that, in the case of any transfer or distribution pursuant to (i) through (v), (vii), (xi) and (xiv), the transferee or distributee agrees in writing to be bound by the lock-up restrictions.

Shares of our common stock are listed on the NYSE under the symbol “SNX.”

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Conflicts of Interest

Apollo Global Securities, LLC, an underwriter of this offering, is receiving a portion of the gross spread of this offering and is an affiliate of the Selling Stockholders. Since the Selling Stockholders will receive more than 5% of the net proceeds of this offering, a “conflict of interest” is deemed to exist under Rule 5121 of the Financial Industry Regulation Authority. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, Apollo Global Securities, LLC will not confirm sales to discretionary accounts without the prior written consent of the account holder.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and Apollo and to persons and entities with relationships with us or Apollo, for which they received or will receive customary fees and expenses. An affiliate of Barclays Capital Inc. is the administrative agent and a lender under certain of the Selling Stockholders’ existing margin loan facilities, and certain other affiliates of the underwriters are also lenders thereunder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us and Apollo (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us or Apollo. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any shares at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”);

provided that no such offer of shares shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons who are outside the United Kingdom or persons in the United Kingdom (i) having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our shares are subscribed or purchased under Section 275 by a relevant person which is:

a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in

2)	Section 275(1A) or Section 276(4)(i)(B) of the SFA;

3)	where no consideration is or will be given for the transfer;

4)	where the transfer is by operation of law;

5)	as specified in Section 276(7) of the SFA; or

6)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of our obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that our shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

Our shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, acted as counsel for the Selling Stockholders. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of TD SYNNEX Corporation and subsidiaries as of November 30, 2022 and 2021, and for each of the years in the three-year period ended November 30, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of November 30, 2022 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. This prospectus supplement does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules. Certain information in the registration statement has been omitted from this prospectus supplement and the accompanying prospectus in accordance with the rules of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You may read and obtain a copy of the registration statement without charge at the SEC’s website. The SEC’s website address is www.sec.gov.

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). We file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site is http://www.sec.gov. You can obtain copies of this material without charge at the SEC’s website noted above. We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. You may also access the documents we file with the SEC on our website at www.synnexcorp.com. The information on the SEC’s website and on our website are not part of, and are not incorporated by reference into, this prospectus supplement or the accompanying prospectus, or the registration statement of which this prospectus supplement forms a part, any references to these websites or any other website are inactive textual references only, and you should not rely on any such information in making your decision whether to purchase our shares of common stock.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement or the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement and the accompanying prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2022, filed with the SEC on January 24, 2023 (the “2022 Annual Report”);

•	Items 5.02 and 8.01 of our Current Report on Form 8-K filed with the SEC on January 10, 2023 and our Current Report on Form 8-K filed with the SEC on January 25, 2023; and

•	the description of our common stock contained in Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2022, including any amendment or report updating such description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange

Act from the date of this prospectus supplement until the completion of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. The information contained on or accessible through our website at https://synnexcorp.com is not incorporated into this prospectus supplement or the accompanying prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered herewith. You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning SYNNEX Corporation at the following address:

SYNNEX Corporation

Attention: Corporate Secretary

44201 Nobel Drive

Fremont, CA 94538

(510) 656-3333

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we authorize or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

PROSPECTUS

SYNNEX Corporation

Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholder of SYNNEX Corporation listed on page 6 (the “Selling Stockholder”) as well as the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholder’s interest in our common stock other than through a public sale (collectively with the Selling Stockholder, the “Selling Stockholders”), of up to 44 million shares of our common stock, par value $0.001 per share. The Selling Stockholder has acquired these shares from us in connection with our acquisition of Tiger Parent (AP) Corporation (“Tiger Parent”), the indirect parent entity of Tech Data Corporation, a Florida corporation (“Tech Data”). Such shares of common stock were sold and issued by us to the Selling Stockholder pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 22, 2021, by and among SYNNEX Corporation, a Delaware corporation (“SYNNEX,” “we,” “us” or “our”), Spire Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of SYNNEX (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of SYNNEX (“Merger Sub II”), and Tiger Parent, and the related agreements.

We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Our registration of the shares of our common stock covered by this prospectus does not mean the Selling Stockholders will offer or sell any of the shares of our common stock. The Selling Stockholders may sell the shares of common stock described in this prospectus through a number of different ways and at varying prices, including through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the Selling Stockholders may sell their shares of common stock in the section of this prospectus entitled “Plan of Distribution.”

Our common stock is listed on The New York Stock Exchange under the symbol “SNX.” On September 1, 2021, the last reported sale price for our common stock on The New York Stock Exchange was $127.60 per share.

Investing in our common stock involves a high degree of risk. Before investing, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 2, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this process, the Selling Stockholders may sell shares of common stock from time to time in one or more offerings through any means described in the section entitled “Plan of Distribution.” Any applicable prospectus supplement may add, update, or change information contained in this prospectus.

You should read this prospectus together with any applicable prospectus supplement, as well as additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any applicable “free writing prospectus.” We have not authorized, and the Selling Stockholders have not authorized, anyone else to provide you with different or additional information. No offer of shares of common stock is being made in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement, or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. You should carefully read the entire prospectus, as well as the documents incorporated by reference in the prospectus, any applicable prospectus supplement and any applicable “free writing prospectus” before making an investment decision.

References in this prospectus to the terms “the Company,” “SYNNEX,” “we,” “our” and “us” or other similar terms mean SYNNEX Corporation and its wholly owned subsidiaries, unless we state otherwise, or the context indicates otherwise.

Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the Selling Stockholder, we are referring to all shares of common stock reported to us as held by such stockholder as of September 1, 2021. We agreed to file this prospectus pursuant to an Investor Rights Agreement with the Selling Stockholder dated September 1, 2021. Additional information with respect to the selling stockholder is contained in this prospectus under the heading “Selling Stockholders.”

When we refer to the Selling Stockholder in this prospectus, we are referring to the entity named in this prospectus as the Selling Stockholder and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution, redemption, repurchase or cancellation, or other non-sale related transfer.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding SYNNEX, the common stock being registered hereby, our financial statements and notes thereto and our risk factors, before deciding whether to purchase shares of our common stock from the Selling Stockholders.

SYNNEX Corporation

Founded in 1980, we are a Fortune 100 corporation and a leading provider of a comprehensive range of distribution, systems design, and integration services for the technology industry to a wide range of enterprises.

We distribute peripherals, information technology (“IT”) systems including data center server and storage solutions, system components, software, networking, communications and security equipment, consumer electronics (“CE”) and complementary products. We also provide systems design and integration solutions. We distribute more than 200,000 technology products (as measured by active SKUs) from more than 1,500 IT, CE and original equipment manufacturers (“OEM”), suppliers to more than 150,000 resellers, system integrators, and retailers throughout the Americas, Europe and Asia. We purchase peripherals, IT systems, system components, software, networking, communications and security equipment, CE and complementary products from our suppliers and sell them to our reseller and retail customers. We perform a similar function for our distribution of licensed software products. Our reseller customers include value-added resellers, corporate resellers, government resellers, system integrators, direct marketers, and national and regional retailers. We combine our core strengths in distribution with demand generation, supply chain management and design and integration solutions to help our customers achieve greater efficiencies in time to market, cost minimization, real-time linkages in the supply chain and aftermarket product support. We also provide comprehensive IT solutions in key vertical markets such as government and healthcare and we provide specialized service offerings that increase efficiencies in the areas of print management, renewals, logistics services and supply chain management. Additionally, we provide our customers with systems design and integration solutions for data center servers and networking solutions built specific to our customers’ workloads and data center environments.

On September 1, 2021, we completed the acquisition of Tiger Parent (AP) Corporation, a Delaware corporation and parent corporation of Tech Data Corporation, a Florida corporation pursuant to the terms and conditions of the Merger Agreement.

Corporate Information

Our common stock is listed on The New York Stock Exchange under the symbol “SNX.” Our principal executive offices are located at 44201 Nobel Drive, Fremont, California 94538, and our telephone number is (510) 656-3333.

The Offering

Common stock registered for resale by the Selling Stockholders	44,000,000 shares

The New York Stock Exchange symbol	SNX

Use of proceeds	All of the shares of common stock being offered under this prospectus are being sold by the Selling Stockholders. Accordingly, we will not receive any proceeds from the sale of these shares.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q and any other filings we make with the SEC from time to time that are incorporated herein by reference, as well as the “Risk Factors” contained in any prospectus supplement, together with all of the other information contained or incorporated by reference in this prospectus or any prospectus supplement. See “Where You Can Find More Information” in this prospectus. The risks and uncertainties we have described therein and below are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. In that case, the trading price of our common stock could decline.

Sales or the availability for sale of a substantial number of shares of our common stock in the public market could cause our stock price to be volatile or fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could abruptly depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Following the closing of the transactions contemplated by the Merger Agreement, as of September 1, 2021, we had approximately 95,988,544 shares of our common stock issued and outstanding, 46% of which is held by the Selling Stockholder. The Selling Stockholder may choose to sell some or all of their shares of common stock. The sale or the availability for sale of a large number of shares of our common stock in the public market from time to time could increase the potential for stock price volatility or cause the price of our common stock to decline. Even if we put strategies in place to attempt to address potential or actual volatility, the effectiveness of such strategies is uncertain.

Our bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or agent of the corporation to the corporation or the corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the bylaws or the certificate of incorporation or (iv) any action asserting a claim governed by the internal affairs doctrine or asserting an ”internal corporate claim”. This choice of forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum that such stockholder views as more favorable for such disputes which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

FORWARD-LOOKING STATEMENTS

Forward-looking statements included in this prospectus, any prospectus supplement, information incorporated by reference herein or therein and any related free-writing prospectus are based on various facts and derived utilizing numerous important assumptions are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” contained herein and in any Annual Report on Form 10-K and any Quarterly Report on Form 10-Q incorporated by reference in this prospectus and in the section of any related prospectus supplement entitled “Risk Factors.

Except as required by law, we undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. However, readers should carefully review the reports and documents we file or furnish from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. For information about how to obtain a copy of these reports or other documents that we file with the SEC, see “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

The Selling Stockholders will make offers and sales pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sale or other disposition by the Selling Stockholders of the shares of our common stock covered hereby, or interests therein. The Selling Stockholders will pay all applicable underwriting fees, discounts and similar charges (pro rata based on the securities sold). The Selling Stockholders shall be entitled to a single counsel at our expense to be selected by the Selling Stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration fees, listing fees of The New York Stock Exchange and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS

We are registering for resale an aggregate of 44,000,000 shares of our common stock that may be sold by the Selling Stockholder set forth herein, as well as the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholder’s interest in our common stock other than through a public sale (collectively with the Selling Stockholder, the “Selling Stockholders”). Such shares were sold and issued by us to the former sole stockholder of Tiger Parent pursuant to the terms of the Merger Agreement and the related agreements under an exemption from registration under Section 4(a)(2) of the Securities Act.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Under rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The Selling Stockholder may sell some, all or none of their shares of common stock offered by this prospectus from time to time. Other than the Merger Agreement and the agreements contemplated thereby, we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares of common stock being offered hereunder. Other than the rights provided to the Selling Stockholder pursuant to that certain Investor’s Rights Agreement dated September 1, 2021, such agreement which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 2, 2021, the Selling Stockholder has not and within the past three years has not had, any position, office or other material relationship with us or any of our affiliates.

Selling Stockholder information for any additional Selling Stockholders, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholders’ shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Stockholders and the number of shares registered on their behalf. Any of the Selling Stockholders may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding (1)	Number of Shares of Common Stock Being Registered for Resale (2)	Number of Shares of Common Stock Beneficially Owned (3)	Percent of Shares of Common Stock Outstanding
Tiger Parent Holdings, L.P. (4)	44,000,000	46%	44,000,000	—	—

(1)	Based on 95,988,544 million shares outstanding as of September 1, 2021.
(2)

Represents the number of shares being registered on behalf of the Selling Stockholder pursuant to this registration statement, which may be less than the total number of shares beneficially owned by such Selling Stockholder.

(3)

Assumes that the Selling Stockholder disposes of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholder will sell all or any portion of the shares covered by this prospectus.

(4)

Tiger Parent Holdings GP, LLC (“Tiger GP”) serves as the general partner of Tiger Parent Holdings, L.P. AP IX Tiger Holdings, L.P. (“AP IX Tiger”) is the sole member of Tiger GP. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of AP IX Tiger. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Joshua Harris, Scott Kleinman, Marc Rowan and James Zelter are the managers, as well as executive officers, of Management Holdings GP. Each of the entities listed above, other than Tiger Parent Holdings, L.P., and each of Messrs. Harris, Kleinman, Rowan and Zelter, disclaims beneficial ownership of any shares of the Company’s common stock owned of record by Tiger Parent Holdings, L.P.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time in one or more transactions on The New York Stock Exchange or any other organized market where our shares of common stock may be traded, sell any or all of their shares of our common stock offered hereby through underwriters, dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale. The Selling Stockholders may distribute the shares of our common stock offered hereby from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when selling the shares offered hereby:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell such shares as agent or principal of all of such shares held by the Selling Stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	settlement of short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	privately negotiated transactions;

•	agreements between broker-dealers and the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any shares covered by this prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

If the Selling Stockholders effect such transactions by selling shares of common stock offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock offered hereby for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of our common stock by the Selling Stockholders.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock offered hereby and owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock offered hereby in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders or purchase or redeem interests held in such entity by its members, partners or stockholders in exchange for securities, in each case pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders (unless our affiliate) would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out the short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that participate in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents or dealers, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, relating to the registration of the shares offered by this prospectus.

Under the securities laws of some states, the shares of common stock offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock offered hereby by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock offered hereby to engage in market-making activities with respect to the shares of common stock offered hereby. All of the foregoing may affect the marketability of the shares of common stock offered hereby and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock offered hereby.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and financial statement schedule of SYNNEX Corporation and subsidiaries as of November 30, 2020 and 2019, and for each of the years in the three-year period ended November 30, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of November 30, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

The audit reports refer to a change in the Company’s method of accounting for leases as of December 1, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification Topic 842, Leases.

The consolidated financial statements of Tiger Parent (AP) Corporation and subsidiaries at January 31, 2021 (Successor) and 2020 (Predecessor), and the periods from July 1, 2020 to January 31, 2021 (Successor), and February 1, 2020 to June 30, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and 2019 (Predecessor) included in the Definitive Proxy Statement on Schedule 14A filed on June 9, 2021 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. We also maintain an internet site at https://www.synnex.com/ where information about us, including SEC filings, is also available free of charge. However, the information on, or accessible through, our internet site is not incorporated by reference in this prospectus and any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement. Reference to our internet site is made as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below, and (ii) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the filing date of the registration statement of which this prospectus forms a part, as well as between the date of this prospectus and the termination of any offering of common stock under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended November 30, 2020, filed with the SEC on January 28, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2021 and May 31, 2021;

•

our Current Reports on Form 8-K filed with the SEC on December 2, 2020, January  8, 2021, January  26, 2021, February  4, 2021, March  19, 2021, March 22, 2021 (solely with respect to Items  1.01, 3.02, 5.02, 5.03 and 8.01), April  20, 2021, June  25, 2021 (solely with respect to Item 8.01), June  30, 2021, July  26, 2021 (solely with respect to Item 8.01), July  30, 2021, August  9, 2021, September  1, 2021 and September 2, 2021 and

•	the description of our common stock contained in Exhibit 4.2 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2020, including any amendment or report updating such description.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing or telephoning us at the following address:

SYNNEX Corporation

Attention: Corporate Secretary

44201 Nobel Drive

Fremont, CA 94538

Telephone: (510) 656-3333

4,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Book-Running Managers

Goldman Sachs & Co. LLC

Barclays

Citigroup

BofA Securities

Mizuho

RBC Capital Markets

Apollo Global Securities

BNP PARIBAS

HSBC

MUFG

Wells Fargo Securities

Co-Managers

Academy Securities

Siebert Williams Bank

January 25, 2023